Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-74242 and No. 333-123999) pertaining to the financial statements of the Acuity Specialty Products 401(k) Plan, Acuity Brands, Inc. 401(k) Plan, Acuity Lighting Group, Inc. 401(k) Plan for Hourly Employees, Enforcer Products 401(k) Plan, Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees, and Holophane Division of Acuity Lighting Group 401(k) Plan for Hourly Employees Covered by a Collective Bargaining Agreement (collectively the “Plans”) of Acuity Brands, Inc., of our report dated June 22, 2006, with respect to the financial statements and schedule of the Plans included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 22, 2006